UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 16, 2009

FIRSTGOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1055 Cornell Avenue Lovelock, NV	89419
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 273-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 16, 2009 Firstgold entered into a Binding Offer Letter and certain implementing agreements, documenting an agreement in principle with a new investor, the Xi'an, China headquartered NORTHWEST NON-FERROUS INTERNATIONAL INVESTMENT COMPANY LIMITED (“Northwest”), to acquire the senior secured promissory notes currently held by Platinum Long Term Growth, LLC and Lakewood Group, LLC. Among other things, Northwest would assume the security interests and title liens currently held by Platinum and Lakewood thus making Northwest the Company’s primary secured lender. As part of the transaction, Northwest has also agreed to subscribe for common shares of Firstgold representing 51% of the outstanding common shares (after giving effect to the subscription) for US$9,500,000 and has also agreed to provide a US$5,500,000 loan facility to Firstgold to fund working capital. The proposed transaction is subject to a number of conditions, including completion of due diligence by Northwest to its satisfaction, negotiation and execution of definitive agreements and documents contemplated by the transaction, and obtaining all required government, regulatory and shareholder approvals. Pre-loan funding representing an initial deposit provided for in the Binding Offer Letter was received on July 16, 2009.

Upon closing of the transaction, the current secured lenders have agreed to drop all legal actions against the Company and its officers.

Prior to completing the Northwest transaction, Firstgold will be negotiating the elimination of certain unsecured debt and outstanding warrants by issuing common shares to the holders thereof. These negotiated settlements along with the proposed issuance of stock to Northwest will result in significant shareholder dilution to the 141,820,013 shares currently outstanding.

However, the Firstgold Board believes that the benefits of this proposed transaction and the additional working capital resulting from the proposed transaction are in the best interest of the Company and its stockholders.

On August 6, 2009 the parties revised the Binding Offer Letter to rename certain of the transactional agreements to be entered into but made no material changes to the terms set forth in the original Binding Offer Letter.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.30(a) Amended Binding Offer Letter dated August 6, 2009 (Confidential treatment requested as to certain portions)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2009	FIRSTGOLD CORP.

	By:	/s/ Terry Lynch
Terry Lynch, Chief Executive Officer